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                     June 25, 2024

       Thomas Dineen
       Chief Financial Officer
       Sturm, Ruger & Company, Inc.
       1 Lacey Place
       Southport, CT 06890

                                                        Re: Sturm, Ruger &
Company, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            Filed February 21,
2024
                                                            File No. 001-10435

       Dear Thomas Dineen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing